Exhibit 10.1.7

AMENDED AND RESTATED FIFTH AMENDMENT TO OFFICE LEASE AGREEMENT

THIS AMENDED AND RESTATED FIFTH AMENDMENT TO OFFICE LEASE AGREEMENT (“Amendment”) is made and entered into as of the 18th day of January, 2005 (the “Effective Date”), by and between AP-SOUTHEAST REALTY LP, a Delaware limited partnership, successor by name change to Crocker Realty Trust, L.P., which, in turn, is successor-in-interest to Connecticut General Life Insurance Company, (“Landlord”), and IMMUCOR, INC., a Georgia corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Tenant and Landlord entered into that certain Office Lease Agreement, dated as of February 2, 1996, as amended by that certain First Amendment to Lease Agreement dated as of March 8, 1998, as amended by that certain Second Amendment to Lease Agreement dated as of August 18, 1998, as amended by that certain Third Amendment to Lease Agreement dated as of August 19, 1999, as amended by that certain Fourth Amendment to Lease Agreement dated as of August 8, 2002, and as further amended by that certain Fifth Amendment to Lease Agreement dated as of November 8, 2004 (the “Former Fifth Amendment”) (as so amended, the “Lease”), with respect to therein described space (the “Original Premises”) located as more particularly described in the Lease in the buildings known as 2975 Gateway Drive, Norcross, Georgia, 3130 Gateway Drive, Norcross, Georgia, 3150 Gateway Drive, Norcross, Georgia, and 7000 Peachtree Industrial Boulevard, Norcross, Georgia (each individually and/or collectively, the “Building”) located in that certain office park known as Colony Center Business Park (the “Building Project”); and

WHEREAS, Landlord and Tenant desire to amend and restate the terms of the Former Fifth Amendment in its entirety pursuant to the terms and conditions hereinafter set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.             Extended Term.

(a)           The demised Lease Term is hereby extended for the period from December 1, 2007 through June 30, 2016 (the “Extended Term”).  All terms and conditions of the Lease shall be applicable to the Premises during the Extended Term, except as expressly set forth herein to the contrary.  This extension of the Lease Term supercedes and replaces any existing extension or renewal option contained in the Lease, all of which are hereby terminated, and, therefore, Section 38 of the Lease is hereby deleted and deemed to be of no force and effect.

(b)           Provided no event of default by Tenant then exists beyond any applicable notice and cure periods at the time of the giving of Tenant’s notice and as of the commencement date of the applicable Renewal Term, Tenant may extend the term of the Lease for two additional periods  of five (5) years each (each a “Renewal Term”), by delivering written notice of the exercise thereof to Landlord not later than twelve (12) months before the expiration of the Extended Term, or the expiration of the first Renewal Term, as applicable.  Time is of the essence with respect to the foregoing.  Tenant may not exercise the option for the second Renewal Term unless it exercised the option for the first Renewal Term.  The Base Rent payable for each month during each Renewal Term shall be the equal to one-twelfth (1/12th) of the product of (i) the total rentable square feet within the Premises as of the commencement of such Renewal Term and (ii) the prevailing per square foot rental rate (the “Prevailing Rental Rate”), at the commencement of such Renewal Term, for renewals of space of equivalent quality, size, utility and location in the Building Project and comparable buildings in the Market Area (as hereinafter defined), taking into account all relevant factors including, without limitation, the length of the Renewal Term and the credit standing of Tenant to be taken into account, provided that the Prevailing Rental Rate shall in no event be less than the rate of Base Rent applicable immediately prior to the expiration of the Extended Term, or the first Renewal Term, as applicable.  Landlord shall, within twenty (20) days after the receipt of Tenant’s notice of exercise, notify Tenant in writing of Landlord’s reasonable determination of the Prevailing Rental Rate for the Premises for the applicable Renewal Term.  Thereafter, Tenant shall have ten (10) days from its receipt of Landlord’s notice to notify Landlord in writing that Tenant does not agree with Landlord’s determination of the Prevailing Rental Rate.  If Tenant fails to object as aforesaid, Landlord’s determination shall be deemed to be the Prevailing Rental Rate for such Renewal Term.  Upon receipt of Tenant’s objection, Landlord and Tenant shall meet for a period of ten (10) additional days (the “Negotiation Period”) to negotiate the Prevailing Rental Rate with each acting in good faith.  If such negotiations are successful, the rate so negotiated by the parties will be deemed to be the Prevailing Rental Rate for the applicable Renewal Term.  If such negotiations are not successful, the Prevailing Rental Rate will be determined in accordance with the following arbitration procedure:

Within five (5) days after the expiration of the Negotiation Period, Tenant shall notify Landlord of Tenant’s selection of a real estate broker who shall act on Tenant’s behalf in determining the Prevailing Rental Rate.  After Tenant delivers its notice to Landlord as set forth above, Landlord shall notify Tenant of Landlord’s selection of a real estate broker who shall act on Landlord’s behalf in determining the Prevailing Rental Rate.  Within twenty (20) days after the selection of Tenant’s and Landlord’s broker, the two (2) brokers shall render a joint written determination of the Prevailing Rental Rate, which joint determination shall be final, conclusive and binding for the applicable Renewal Term.  If the two (2) brokers are unable to agree upon a joint written determination within said twenty (20) day period, the two brokers shall select a third broker within such twenty (20) day period and shall each submit a determination of the Prevailing Rental Rate to such third broker.  In the event the two brokers cannot agree on a third, Landlord or Tenant may request that the local chapter of the Board of Realtors appoint a party to act as the third broker.  Within ten (10) days after the appointment of the third broker, the third broker shall render a written determination of the Prevailing Rental Rate, which must be either the Landlord’s broker’s determination as submitted or the Tenant’s broker’s determination as submitted, but no other amount and no compromise between the two, with the third broker’s determination being final, conclusive and binding on both parties.  All brokers selected or appointed in accordance with this subparagraph shall have at least ten (10) years prior experience in the commercial office leasing market of the Northeast Atlanta metropolitan area (“Market Area”). No brokers selected or appointed in accordance with this subparagraph shall be or have been affiliated with either party or employed by either party in the Market Area.  If either Landlord or Tenant fails or refuses to select a broker, the other broker shall alone determine the Prevailing Rental Rate.  Landlord and Tenant agree that they shall be bound by the determination of Prevailing Rental Rate pursuant to this paragraph.  Landlord shall bear the fee and expenses of its broker; Tenant shall bear the fee and expenses of its broker; and Landlord and Tenant shall share equally the fee and expenses of the third broker, if any.

Notwithstanding anything to the contrary contained herein, in the event the Prevailing Rental Rate determined in accordance with this subsection (b) is less than the rate payable upon the expiration of the Extended Term, the Prevailing Rental Rate will be automatically adjusted to be the annual Base Rent in effect during the last year of the Extended Term subject to the same percentage rate escalation on each anniversary of the commencement date of the Extended Term in place during the original Term.  The Prevailing Rental Rate determined in accordance with this subsection (b) shall be final, binding and conclusive upon the parties and such determination shall not be subject to dispute or challenge in court or otherwise.

(c)           Except for the Base Rent, which shall be determined as set forth in subparagraph (b) above, leasing of the Premises by Tenant for any Renewal Term shall be subject to all of the same terms and conditions set forth in the Lease, including, but not limited to, the same base year or expense stop; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the Premises during the Extended Term shall not be applicable during the Renewal Term(s) unless otherwise mutually acceptable to both Landlord and Tenant in the sole discretion of each at the time Tenant exercises its option to extend.

Landlord and Tenant shall enter into an amendment to the Lease to evidence Tenant’s exercise of these extension options.  If the Lease is guaranteed now or at any time in the future, Tenant simultaneously shall deliver to Landlord an original, signed reaffirmation of each guarantor’s guaranty, in form and substance acceptable to Landlord.

(d)           Tenant’s rights to exercise the foregoing renewal options hereunder shall terminate and Tenant shall have no right to renew the Lease if (i) the Lease or Tenant’s right to possession of the Premises is terminated, or (ii) Tenant’s interest in the Lease is assigned to any party other than and Affiliate or more than fifty percent (50%) of the rentable square footage contained in the Premises as of the Expansion Effective Date (as hereinafter defined) is sublet to any party other than an “Affiliate”.  As used in this Amendment, the term “Affiliate” shall mean (i) any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, and the power to direct the management of, the relevant entity), or (ii) any partnership, corporation or other entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires substantially all the assets or stock of Tenant as a going concern.

2.             Expansion.

(a)           As of the Effective Date, the Original Premises consist of 72,384 rentable square feet.  Effective on December 1, 2004 (the “Expansion Effective Date”), the Original Premises shall be increased for all purposes under the Lease (other than the construction, work letter and improvement allowance provisions thereof) by an agreed 6,459 rentable square feet known as Suite 300 of the Building known as 7000 Peachtree Industrial and an agreed 29,794 rentable square feet known as Suites 100, 300 and 500 of the building known as 2990 Gateway Drive, Norcross, Georgia as more particularly shown cross-hatched on Exhibit A attached hereto and made a part hereof (collectively, the “ Expansion Space”).  Following the addition of the Expansion Space and thereafter during the remainder of the Extended Term, the total space leased from Landlord to Tenant, and by Tenant from Landlord, pursuant to the terms of the Lease as amended hereby (and therefore, the “Premises” under the Lease) shall equal an agreed 108,637 rentable square feet.  Effective as of the Expansion Effective Date, the term “Building” under the Lease shall mean, each individually and/or collectively, those certain buildings located at 2990 Gateway Drive, Norcross, Georgia, 2975 Gateway Drive, Norcross, Georgia, 3130 Gateway Drive, Norcross, Georgia, 3150 Gateway Drive, Norcross, Georgia, and 7000 Peachtree Industrial Boulevard, Norcross, Georgia. The number of rentable square feet in the Expansion Space includes an add-on factor for common areas in the Building and has been agreed upon by the parties as final and correct and not subject to challenge or dispute by either party.

(b)           For purposes hereof, “Required Delivery Condition” shall mean (1)  the Expansion Space is vacant and free of all tenancies; (2) the structural and non-structural components of the Expansion Space existing as of the Effective Date (exclusive of any modifications or improvements made by Tenant) are in good condition and all electrical, sewer, water, heating, ventilation and air conditioning systems serving the Expansion Space are in good working order; (3) the Expansion Space is served by electrical, sewer, water, heating, ventilation and air conditioning at the base Building level of such service for such systems; and (4) the Expansion Space and all electrical, sewer, water, heating, ventilation and air conditioning serving the Expansion Space existing as of the Effective Date (exclusive of any modifications or improvements made by Tenant) are in compliance (or legal noncompliance) with all laws, regulations, codes and ordinances (including, but not limited to, the Americans with Disabilities Act and any laws, codes, regulations and ordinances relating to Hazardous Substances and Materials) in effect as of the Effective Date and as reasonably interpreted by Landlord,.  In the event that Landlord has not delivered the Expansion Space to Tenant in Required Delivery Condition on the Effective Date, and such failure results in the delay in completion of the Tenant Improvements by Tenant, Landlord shall not be in default; however, (i) the Expansion Effective Date, Rent Reduction End Date (as defined in Section 4(c) below), Full Rent Commencement Date (as defined in Section 4(c) below), the expiration of the Extended Term (as described in Section 1(a) above) and Expansion Term (as described in Section 3 below) shall be extended one (1) day for each day after the Effective Date that Landlord has not delivered the Expansion Space to Tenant in Required Delivery Condition and such failure results in the delay of the completion of the Tenant Improvements by Tenant.

(c)           In the event that Landlord has not delivered the Expansion Space to Tenant in Required Delivery Condition within ninety (90) days after the Effective Date, Landlord shall give Tenant a good faith estimate of the period of time required in order for Landlord to cause the Expansion Space to be in Required Delivery Condition.  Within thirty (30) days after the later to occur of (x) the expiration of such 90-day period, or (y) the date on which Tenant receives such estimate from Landlord, Tenant, at Tenant’s option, shall have the right to terminate this Amendment by giving notice to Landlord within such thirty (30) day period, time being of the essence with respect to the foregoing.  If Tenant timely terminates this Amendment pursuant to the preceding sentence, Landlord, at Tenant’s option, shall lease to Tenant the 6,459 rentable square feet known as Suite 300 of the Building known as 7000 Peachtree Industrial on the same terms and conditions set forth in the Lease (without regard to this Amendment), except that Tenant shall receive a Tenant Improvement Allowance equal to $96,885.00 (i.e., $15.00 per rentable square foot of Suite 300).   If Tenant elects to lease such space, Landlord and Tenant shall enter into a formal amendment to the Lease to memorialize such amendment to the Lease.  In the event that Tenant fails to timely elect to terminate this Amendment in accordance with this subsection (c), Tenant shall no longer have the right to terminate this Amendment and this subsection (c) shall be of no further force and effect.

3.             Expansion Term.  The demised term with respect to the Expansion Space shall commence on the Expansion Effective Date and shall continue through June 30, 2016, coterminous with the expiration of the Extended Term.

4.             Base Rent.

a.             Except as set forth herein, commencing on the Expansion Effective Date, all obligations for Common Area Costs, Real Estate Taxes, Landlord’s Insurance Costs and all other charges applicable to the Original Premises during the Lease Term shall be applicable to the Expansion Space during the Expansion Term calculated at the same rates, amounts and timing of increases and using the same Base Year.

b.             Notwithstanding the foregoing to the contrary, Base Rent for the Original Premises for the remainder of the current Term and for the entire Extended Term shall be calculated in accordance with the following:

Time Period	Square Footage	Base Rent PSF per Annum	Monthly Base Rent
Effective Date - 11/30/05	72,384	$9.07	$54,710.24
12/1/05-11/30/06	72,384	$9.44	$56,942.08
12/1/06-11/30/07	72,384	$8.14	$49,100.48
12/1/07-11/30/08	72,384	$6.52	$39,328.64
12/1/08-11/30/09	72,384	$6.76	$40,776.32
12/1/09-11/30/10	72,384	$7.01	$42,284.32
12/1/10-11/30/11	72,384	$7.28	$43,912.96
12/1/11-11/30/12	72,384	$9.22	$55,615.04
12/1/12-11/30/13	72,384	$9.50	$57,304.00
12/1/13-11/30/14	72,384	$9.79	$59,053.28
12/1/14-11/30/15	72,384	$10.08	$60,802.56
12/1/15-6/30/16	72,384	$10.38	$62,612.16

Base Rent for the Expansion Space for the entire Extended Term shall be calculated in accordance with the following:

Time Period	Square Footage	Base Rent PSF per Annum	Monthly Base Rent
Expansion Effective Date - 11/30/05	36,253	$3.75	$11,329.06
12/1/05-11/30/06	36,253	$7.73	$23,352.97
12/1/06-11/30/07	36,253	$6.28	$18,972.40
12/1/07-11/30/08	36,253	$6.52	$19,697.46
12/1/08-11/30/09	36,253	$6.76	$20,422.52
12/1/09-11/30/10	36,253	$7.01	$21,177.79
12/1/10-11/30/11	36,253	$7.28	$21,993.49
12/1/11-11/30/12	36,253	$9.22	$27,854.39
12/1/12-11/30/13	36,253	$9.50	$28,700.29
12/1/13-11/30/14	36,253	$9.79	$29,576.41
12/1/14-11/30/15	36,253	$10.08	$20,452.52
12/1/15-6/30/16	36,253	$10.38	$31,358.85

c.             So long as the Lease is in full force and effect and no event of default has occurred beyond any applicable notice and cure periods, Landlord will pay to Tenant, within five (5) days following the Expansion Effective Date, the sum of One Hundred Thirty-Five Thousand Nine Hundred Forty-Eight and 75/100 Dollars ($135,948.75) (the “Expansion Inducement Fee”).  In the event Landlord fails to timely pay to Tenant the Expansion Inducement Fee as set forth in this Section 4(c), such fee shall bear interest at the lesser rate of eighteen percent (18%) or the maximum lawful rate and Tenant shall be entitled to offset the next installments of Base Rent against such Expansion Inducement Fee until exhausted.

d.             From the Effective Date and until the Expansion Effective Date, Tenant’s Share (“Tenant’s Share”) of the Building Project shall be 32.82%.  From the Expansion Effective Date and thereafter for the remainder of the Extended Term, Tenant’s Share shall be adjusted to 49.26% of the Building Project to reflect the addition of the Expansion Space.

5.             Taxes and Operating Expenses.  Sections 3(a), 3(b) and 3(c) of the Lease are hereby deleted in its entirety and replaced with the following:

“a.           Tenant shall pay to Landlord Tenant’s Share of all Common Area Costs.

b.             If Landlord’s Insurance Costs for any Comparative Year shall be greater than the cost of Landlord’s Insurance Costs for the Base Year, Tenant shall pay to Landlord an amount equal to Tenant’s Share of the excess of Landlord’s Insurance Costs for the Comparative Year over Landlord’s Insurance Costs for the Base Year.

c.             If Real Estate Taxes for any Comparative Year shall be greater than the cost of Real Estate Taxes for the Base Year, Tenant shall pay to Landlord an amount equal to Tenant’s Share of the excess of Real Estate Taxes for the Comparative Year over the Real Estate Taxes for the Base Year.

d.             Definitions.  As used herein, the following terms shall have the meanings below:

“Base Year” shall mean calendar year 2005.

“Comparative Year” shall mean each calendar year subsequent to the Base Year.

Real Estate Taxes.  The term “Real Estate Taxes” shall mean the total of all of the taxes, assessments, excises, levies, and other charges by any public authority, whether general or special, ordinary or extraordinary, foreseen or unforeseen, or of any kind and nature whatsoever, assessed, levied, charged, confirmed, or imposed upon the Building or appurtenances or facilities used in connection with the Building.  Real Estate Taxes shall specifically include all ad valorem taxes, personal property taxes, transit taxes, special or extraordinary assessments, government levies, business license taxes and all other taxes or other similar charges, if any, which are levied, assessed, or imposed upon, or become due and payable in connection with the Building or appurtenances or facilities used in connection with the Building; provided, however, that, except as set forth above, the following taxes are excluded from Real Estate Taxes:  any franchise, excise, income, gross receipts, profits, capital levy, estate, gift, inheritance and transfer.  However, if because of a future change in the method of taxation or in the taxing authority, or for any other reason, a franchise, income, transit, gross receipts, profits, or other tax or governmental imposition, however designated, shall be levied against Landlord in substitution in whole or in part for any exaction included in Real Estate Taxes, then the franchise, income, transit, gross receipts, profits, or other tax or governmental imposition shall be deemed to be included within the definition of “Real Estate Taxes”.  As to special assessments that are payable over a period of time extending beyond the Lease Term, only a pro rata portion of the special assessments, covering the Lease Term, shall be included in “Real Estate Taxes”.  If, by law, any assessment may be paid in installments, then, for the purposes of the Lease, (a) the assessment shall be deemed to have been payable in the maximum number of installments permitted by law, and (b) there shall be included in Real Estate Taxes, for each year in which the installments may be paid, the installments so becoming payable during that year, together with any interest payable on the assessments during the year.  “Real Estate Taxes” shall also include all reasonable costs and expenses incurred by Landlord in contesting the amount of the assessment of the Building made for Real Estate Taxes, including attorneys’, accountants’, consultants’, and appraisers’ fees.

Landlord’s Insurance Costs.  The term “Landlord’s Insurance Costs” shall mean all insurance carried by Landlord with respect to the Building so long as such insurance is of a type customarily carried by owners of comparable buildings or required by any mortgagee of the Building.

Common Area Costs.  The term “Common Area Costs” shall mean the reasonable expenses incurred by Landlord at its discretion, for the operation and maintenance of the common areas, including, without limiting the generality of the foregoing, costs for lighting, painting, cleaning, traffic control, policing, inspection, landscaping and repairing and replacing the common areas, or any part thereof together with a reasonable allowance for Landlord’s direct overhead for such services, and any and all water consumed on the Premises which is not separately metered to Tenant.

Common Area Costs shall exclude:  (i) leasing commissions, rent concessions to tenants, and tenant improvements; (ii) executive’s salaries above the grade of building/property manager;(iii) expenditures for capital items, except as provided in the next paragraph; (iv) cost of repairs or replacements necessitated by the exercise of the power of eminent domain, or incurred by reason of fire or other casualty, except to the extent of a commercially reasonable deductible amount; (v) costs for which Landlord is reimbursed by insurance proceeds or pursuant to warranties; (vi) depreciation; (vii) rent under any underlying ground lease; (viii) interest and principal due under any mortgages encumbering the Building; (ix) costs incurred in negotiating or enforcing leases against tenants, including attorneys’ fees; (x) interest and penalties for the late payment of any Real Estate Taxes; (xi) advertising and promotional expenditures; and (xii) cost of furnishing services to any tenant to the extent materially in excess of the services provided to Tenant or to which Tenant is entitled under the Lease.

The costs for capital equipment and capital expenditures may be included within the definition of Common Area Costs (x) if incurred to comply with laws or other governmental requirements, (y) if incurred to achieve savings or reductions in other Common Area Costs and (z) if incurred to make a replacement with respect to any equipment or component with respect to which Landlord reasonably determines that repairs are no longer commercially reasonable.  The annual amortization (including interest as described below) of such capital costs shall be included in Common Area Costs for the year in which the costs are incurred and subsequent years.  Any such includable capital costs shall be deemed amortized, in equal monthly installments over the useful life of the item in question, as reasonably determined by Landlord, with an interest factor equal to the Prime Rate.  If Landlord leases any item of capital equipment designed to result in savings or reductions in Common Area Costs, then the rentals and other costs paid under the leasing arrangement shall be included in Common Area Costs for the year in which they are incurred.

If during any period covered by a statement of Common Area Costs, Landlord shall not furnish any particular item(s) of work, services, or utilities (which would constitute an Operating Cost under this section) to portions of the Building Project because those portions are not occupied or leased or for any other reason, the amount of the Common Area Costs, for that item for that period, shall be “grossed up” to the amount that would reasonably have been incurred during that period if Landlord had furnished the applicable item of work, services, or utilities to the applicable portion of the Building Project.  If the provisions of this subsection are applied in any calendar year the Base Year Amount shall likewise be adjusted for the calendar year on which it is based.

e.             Payment.  Landlord shall reasonably estimate the Common Area Costs, Landlord’s Insurance Costs and Real Estate Taxes that will be payable for each calendar year during the Lease Term in advance and Tenant shall pay one twelfth of Tenant’s Share of such estimate monthly in advance, together with the payment of Base Rent.  After the end of such each calendar year, Landlord shall furnish Tenant a detailed statement of the actual Common Area Costs, Landlord’s Insurance Costs and Real Estate Taxes for the year.  If the actual Common Area Costs, Landlord’s Insurance Costs and Real Estate Taxes exceed the monthly estimates, Tenant shall pay the shortfall to Landlord within thirty (30) days of Landlord’s invoice.  If the actual Common Area Costs, Landlord’s Insurance Costs and Real Estate Taxes are less than the monthly estimates, the excess will, at Landlord’s election, either be promptly refunded to Tenant or be credited against Tenant’s monthly Common Area Costs, Landlord’s Insurance Costs and Real Estate Taxes obligations.  Tenant waives and releases any and all objections or claims relating to Common Area Costs for any calendar year unless, within 90 days after Landlord provides Tenant with the annual statement of the actual Common Area Costs for the calendar year, Tenant provides Landlord notice that it disputes the statement.

f.              Audit.  Provided no event of default then exists beyond any applicable notice and cure periods, after receiving an annual Common Area Costs statement and giving Landlord not less than five (5) business days prior written notice of the date on which Tenant desires to conduct the audit, Tenant may, at Tenant’s expense, inspect or audit Landlord’s records relating to Common Area Costs for the period of time covered by such Common Area Costs statement in accordance with the following provisions.  If Tenant fails to notify Landlord in writing within ninety (90) days after the statement has been delivered to Tenant that Tenant desires to conduct an audit, or if Tenant fails to conclude its audit or inspection and notify Landlord of any objections within one hundred twenty (120) days after the statement has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Common Area Costs for the year in question and the calculation of Common Area Costs set forth on such statement shall be final and binding on both Landlord and Tenant.   Tenant’s audit or inspection shall be conducted where Landlord maintains its books and records, shall not unreasonably interfere with the conduct of Landlord’s business, and shall be conducted only during business hours reasonably designated by Landlord.  Tenant may not conduct an inspection or have an audit performed more than once during any calendar year.  Tenant or the accounting firm conducting such audit shall, at no charge to Landlord, submit its audit report in draft form to Landlord for Landlord’s review and comment before the final approved audit report is submitted to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report.  If such inspection or audit reveals that an error was made in the Common Area Costs previously charged to Tenant, then Landlord shall, at Landlord’s option, either refund to Tenant any overpayment of any such costs or apply such overpayment as a credit to the next installments of Common Area Costs due under the Lease, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within thirty (30) days after notification thereof.  If Tenant audits Landlord’s books and such inspection or audit reveals that Landlord’s itemized statement overstated the Common Area Costs for the period in question by more than five percent (5%) then, in addition to reimbursement from Landlord as aforesaid for any such excess, Landlord shall reimburse Tenant for the reasonable, actual costs of such audit.  Provided Landlord’s accounting for Common Area Costs is consistent with the terms of the Lease, Landlord’s good faith judgment regarding the proper interpretation of the Lease and the proper accounting for Common Area Costs shall be binding on Tenant in connection with any such audit or inspection.  Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (1) reasonably acceptable to Landlord, (2) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee arrangement to Landlord upon request), and (3) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential.  Nothing in this provision shall be construed to limit, suspend or abate Tenant’s obligation to pay any Rent when due, including Common Area Costs.

g.             Proration.  If the demised term of the Lease expires other than on December 31, then the Common Area Costs for the first or last calendar year of the Extended Term, as the case may be, shall be appropriately prorated.  The proportionate share shall be based on the number of days that the Lease shall have been in existence during the year.

h.             Delay in Billing.  Any delay or failure of Landlord in billing for any Rent under this article shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay the Rent.  If any statement of Common Area Costs, Landlord’s Insurance Costs or Real Estate Taxes should not be determined on a timely basis, Tenant shall continue to make payments at the rate in effect during the preceding period, and promptly following the final determination by Landlord there shall be an appropriate adjustment and payment by Tenant of all amounts on account of Common Area Costs that would have been payable if the Common Area Costs, Landlord’s Insurance Costs or Real Estate Taxes had been timely determined.”

6.             Condition of Expansion Space.  Except as set expressly set forth in this Amendment and the Work Letter attached hereto as Exhibit B and by this reference made a part hereof, (a) the Expansion Space shall be delivered to Tenant by Landlord “AS IS, WHERE IS AND WITH ALL FAULTS” and (b) Landlord is not obligated to perform any tenant improvements therein or to provide any tenant improvement allowances with respect thereto.

7.             Right of Offer.

a.             During the Extended Term (excluding any holdover period), so long as the Lease is in full force and effect and no event of default has occurred, beyond any applicable notice and cure periods either at the time of the Offer (as defined below) or as of the effective date of the proposed expansion of the Premises to include the Offer Space as set forth herein, Landlord hereby grants to Tenant a one-time right of offer (the “Right of Offer”) to expand the Premises to include any space within the buildings located at 2975 Gateway Drive, Norcross, Georgia, 2990 Gateway Drive, Norcross, Georgia, 3130 Gateway Drive, Norcross, Georgia, 3150 Gateway Drive, Norcross, Georgia, and 7000 Peachtree Industrial Boulevard, Norcross, Georgia (the “Offer Space”) when it “becomes available,” subject to the terms and conditions set forth herein and subject and subordinate only to the specific prior rights of other tenants identified on Exhibit C attached hereto and made a part hereof.

b.             After any part of the Offer Space has or will “become available” or if any Offer Space leased to a third party hereafter “becomes available” (as defined herein) for leasing by Landlord, Landlord shall not lease to a third-party tenant or market for lease the Offer Space or any portion thereof without first offering (the “Offer”) Tenant the right to lease such Offer Space as set forth herein.  The Offer Space shall be deemed to “become available” when Landlord intends to lease or market for lease all or a portion of the Offer Space.   Notwithstanding the foregoing sentence, the Offer Space shall not be deemed to “become available” if the space is assigned or subleased by the current tenant of the space, is re-let by the current tenant of the space by renewal, extension, or renegotiation or is subject to another tenant’s expansion rights existing prior to the date of this Amendment and identified on Exhibit C attached hereto.  The Offer shall contain (i) a description of the Offer Space and an attached floor plan that shows the Offer Space; (ii) the date on which Landlord expects the Offer Space to become available; (iii) the increase in Tenant’s Share, (iv) the amount of Base Rent attributable to the Offer Space, which shall include an amortization component for any tenant improvement allowance included within the Offer pursuant to subsection (v) below, (v) the terms for any available tenant improvement allowance, if any, and (vi) such other terms as may be acceptable to Landlord.  Upon receipt of the Offer, Tenant shall have the right, for a period of ten (10) calendar days after receipt of the Offer, to exercise the Right of Offer by giving Landlord written notice that Tenant desires to lease the Offer Space (but not any lesser portion) upon the same terms and conditions contained in the Lease, as modified by the terms of the Offer; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the Premises shall not be applicable to the Offer Space unless expressly included in the Offer.  Time is of the essence with respect to the foregoing.  Unless otherwise stated in the

Offer, the term of the Lease with respect to the Offer Space shall be coterminous with the demised term of the Lease and shall be leased to Tenant in its “as-is” condition.

c.             If, within such ten (10)-day period, Tenant exercises the Right of Offer, then Landlord and Tenant shall amend the Lease to include the Offer Space subject to the same terms and conditions as the Lease, as modified by the terms and conditions of the Offer; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the Premises shall not be applicable to the Offer Space unless expressly included in the Offer.  If the Lease is guaranteed now or at any time in the future, Tenant simultaneously shall deliver to Landlord an original, signed reaffirmation of each Guarantor’s guaranty, in form and substance acceptable to Landlord.

d.             If, within such ten (10)-day period, Tenant declines or fails to exercise the Right of Offer, Landlord shall then have the right to lease the applicable portion of the Offer Space described in the Offer in portions or in its entirety to any third party or parties without regard to the restrictions in this Right of Offer and on whatever terms and conditions Landlord may decide in its sole discretion provided that the financial terms thereof are not materially more favorable than the financial terms of the proposed terms offered to Tenant (if such standard is not met, the provisions hereof will again be triggered requiring Landlord to deliver a notice of the proposed terms as modified by such materially more favorable financial terms whereupon the offer and response process described herein shall begin again).  Financial terms and conditions that are less than ninety percent (90%) of the financial terms offered to Tenant as part of the proposed terms of the Offer shall be considered to be “materially more favorable” for purposes of this Right of Offer  If Tenant so declines or so fails to exercise, this Right of Offer with respect to the applicable portion of the Offer Space shall terminate and shall be of no further force and effect, and Tenant shall have no further Right of Offer on the applicable portion of the Offer Space.

e.             Tenant’s Right of Offer hereunder shall terminate if (i) the Lease or Tenant’s right to possession of the Premises is terminated, (ii) Tenant’s interest in the Lease is assigned to any party other than an Affiliate or more than fifty percent (50%) of the rentable square footage contained in the Premises as of the date Tenant exercises the Right of Offer is sublet to any party other than an Affiliate, or (iii) Tenant fails to timely exercise its option hereunder, time being of the essence with respect to Tenant’s exercise thereof.

8.             Reduction.             Tenant shall have the one-time-only option to decrease the rentable square footage of the Premises effective as of November 30, 2009 to an amount equal to not less than ninety percent (90%) of the number of square feet contained within the Premises as of May 30, 2009 (the “Retained Space”) by delivering Landlord written notice of its election to reduce the Premises no later than May 30, 2009, along with (a) plans setting forth the proposed size, location and configuration of Tenant’s Retained Space as separated from the remainder of the original Premises (the “Released Space”), (b) a reduction fee in good and collectable funds equal to  $4.22 x the rentable square footage of the Released Space, and (c) reimbursement for any then remaining unamortized Tenant Improvement Allowance (as defined in Exhibit B) and unamortized brokerage commission paid by Landlord in connection with this Amendment which are attributable to the Released Space.  All Tenant Improvement Allowance and brokerage commission shall be deemed amortized over the entire Extended Term in equal monthly installments at an interest rate of 8% per annum.  Any Released Space shall, in Landlord’s reasonable discretion (i) not constitute less than 5,000 rentable square feet; (ii) comprise a commercially leaseable space; and (iii) comply with all applicable building code requirements without requiring the construction of any new corridors (unless such costs are paid by Tenant and Landlord approves the plans for such construction, which approval shall not be unreasonably withheld or delayed). Tenant shall be solely responsible for all reasonable costs incurred by Landlord to separately demise the Released Space as a stand-alone suite.  Once Tenant’s plans for the Retained Space have been approved by Landlord, the revised number of rentable square feet so determined for the Retained Space shall be deemed to be the number of rentable square feet in the “Premises” for all purposes under the Lease (and thereafter not subject to contest by either party), which shall include, as applicable, an appropriate adjustment in the definition of Tenant’s Share and the calculation of Base Rent hereunder.  If Tenant does not timely exercise its rights pursuant to the terms of this Section 8, the reduction right set forth in this Section 8 shall be of no further force or effect, and the rentable square footage set forth in Section 2 above shall be deemed to have been conclusively determined and to not be subject to contest by either party.  If Tenant does exercise its rights pursuant to this Section 8, the parties shall enter into an amendment which appropriately reflects the reduction in the size of the Premises.

9.             Alterations.          Notwithstanding Section 16 of the Lease to the contrary, without Landlord’s consent, Tenant shall have the right to make non-structural alterations, modifications and improvements to the Premises which do not materially affect any Building systems existing as of the date hereof and do not affect any other tenant’s leased premises so long as the cost of such alterations does not exceed $100,000 in the aggregate during the Extended Term.  Tenant shall not make any other alterations, modifications and improvements to the Premises without Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.  In the event that Landlord grants such consent, at the time Landlord grants such consent, Landlord shall notify Tenant whether or not Tenant must remove such alterations, modifications or improvements at the expiration of this Lease (such notice is referred to herein as the “Removal Notice”).  If Landlord fails to provide a Removal Notice at the time Landlord consents to any proposed alteration, modification or improvement, Tenant shall have no obligation to remove such alteration, modification or improvement.  Upon the expiration of the Lease, Tenant shall remove (and restore damage resulting from such removal) all alterations, modifications and improvements that Tenant made to the Premises without Landlord’s consent and all alterations, modifications and improvements described in any applicable Removal Notice.

10.           Subordination.     Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to subordinate or to execute any subordination document, unless, following Tenant’s written request delivered to Landlord, the party seeking such subordination executes a document which includes a commercially reasonable non-disturbance agreement stating substantially that, so long as Tenant is not in Default under this Lease, Tenant’s right to possession of the Premises shall not be disturbed.  On or prior to the Expansion Effective Date, Landlord shall deliver to Tenant a subordination, non-disturbance and attornment agreement from Principal Financial (“Principal’) reasonably acceptable to both Tenant and Principal.

11.           Parking.

a.             As long as Tenant is entitled to the possession of the Premises, at no additional cost to Tenant, or any of Tenant’s principals, employees or guests, Tenant shall be entitled to use the number of parking spaces in the areas available for automobile parking in connection with the Building Project as those areas are shown on Exhibit D attached hereto (the “Parking Areas”) that corresponds to the Parking Ratio (as defined below), rounded down to the nearest whole number.  Tenant shall not have the right to lease or otherwise use more than the number of parking spaces set forth above.  The parking spaces may only be used by principals, employees, and guests of Tenant.  As used herein, the term “Parking Ratio” shall mean two and nine-tenths (2.9) parking spaces per 1,000 rentable square feet.

b.             Except for particular spaces and areas reasonably designated from time to time by Landlord for visitor and/or reserved parking, if any, all parking in the Parking Areas shall be on an unreserved, first come, first served basis.

c.             Landlord reserves the right to (a) reduce the number of spaces in the Parking Areas as long as the number of spaces remaining is in compliance with all applicable governmental requirements and does not reduce the number of spaces Tenant may use below Tenant’s Parking Ratio; (b) to reserve spaces for the exclusive use of specific tenants, visitors or other parties; and (c) change the Parking Areas or access thereto, provided that such change does not materially alter the size or location of the Parking Areas or Tenant’s access thereto, and some manner of reasonable access to the Parking Areas remains after the change; and none of the foregoing shall entitle Tenant to any claim against Landlord or to any abatement of Rent.

12.           Acknowledgement.  Tenant hereby acknowledges that, to Tenant’s current knowledge (without inquiry)  Landlord is not in default of its obligations arising pursuant to the Lease as of the date of this Amendment and that, except as set forth on Exhibit B attached hereto, Landlord has fully performed any tenant improvement, buildout or construction allowance obligations set forth in the Lease.  This expansion of the Premises supercedes and replaces any existing contraction and expansion options, and any rights of first offer or refusal to expand, contained in the Lease, all of which are hereby terminated.  Landlord hereby acknowledges that, to Landlord’s actual knowledge (without inquiry), Tenant is not in default of its obligations arising pursuant to the Lease as of the date of this Amendment.

13.           Brokers.  Tenant warrants and represents to Landlord that except for Newmark Southern Region, no broker, finder, real estate agent or other person is entitled to a commission, fee or other compensation in connection with or as a result of this Amendment or the transactions contemplated hereby or hereunder.  The commission of the broker identified above shall be paid by Landlord pursuant to a separate agreement.  Tenant hereby indemnifies and holds harmless Landlord from any and all claims, losses, costs and damages (including reasonable attorneys’ fees) arising in connection with any claims against Landlord for broker commissions, fees, or other compensation; the foregoing indemnity shall not include the fees of the broker(s) identified above.

14.           Authority.  Landlord and Tenant affirm and covenant that each has the authority to enter into this Amendment, to abide by the terms hereof, and that the signatories hereto are authorized representatives of their respective entities empowered by their respective entities to execute this Amendment.  Upon Landlord’s request, Tenant shall provide evidence of the foregoing to Landlord.

15.           Miscellaneous.  To the extent the provisions of this Amendment are inconsistent with the Lease, the terms of this Amendment shall control.  Except as expressly amended or modified herein, all other terms, covenants and conditions of the Lease shall remain in full force and effect and this Amendment shall be binding upon the parties hereto and their respective successors and assigns.  This Amendment shall be governed by the laws of the State in which the Building is located.  Any terms used in this Amendment as defined terms, but which are not defined herein, shall have the meanings attributed to those terms in the Lease.  The submission of this Amendment to Tenant for examination or consideration does not constitute an offer to amend the Lease, and this Amendment shall become effective only upon the execution and delivery thereof by both Landlord and Tenant.  The Lease, as amended hereby, contains the entire agreement between the parties with respect to the space demised by the Lease, as amended, and no representations, inducements, promises, agreements, oral or otherwise, between the parties not embodied in the Lease, as amended hereby, shall be of any force and effect.  Time is of the essence as to all of the obligations of Tenant under the Lease and this Amendment.  This Amendment has been negotiated “at arm’s length” by Landlord and Tenant, each having the opportunity to be represented by legal counsel.  Therefore, this Amendment shall not be more strictly construed against either party by reason of the fact that one party may have drafted this Amendment.  This Amendment may be executed by the parties signing different counterparts of this Amendment, which counterparts together shall constitute the agreement of the parties.

16.           Notices.  As of the date hereof, Landlord’s notice addresses is hereby updated to the following: Crocker Realty Trust, L.P., 1301 Avenue of the Americas, New York, NY 10019, with a copy to Parthenon Realty, LLC, 11700 Great Oaks Way, Suite 200, Alpharetta, GA 30022, with a copy to the building management office at the Building Project, attention:  On-Site Property Manager.

17.           Landlord Default.    If Landlord fails to observe or perform any term or covenant required to be observed or performed by it under the Lease which failure materially, adversely affects Tenant’s use and occupancy of or access to the Premises, and Landlord does not cure such failure within thirty (30) days (or within a reasonable time thereafter if necessary under the circumstances so long as Landlord is diligent in its prosecution of the cure of such failure), or within five (5) days if such failure on behalf of Landlord creates an emergency situation immediately threatening persons or property or rendering all, or substantially all of the Premises untenantable, after receipt of written notice from Tenant specifying such failure and requesting that it be remedied, then, subject to the provisions of Section 30 of the Lease, Tenant shall be entitled, at its election, to exercise concurrently or successively, any one or more of the rights available in law or equity under the laws of the State of Georgia.  Notwithstanding the foregoing to the contrary, Tenant shall have no right, and hereby expressly waives any right to, perform any work on behalf of Landlord or otherwise exercise “self help” and any right to deduct or withhold any amounts from any rentals due hereunder.  Tenant acknowledges and agrees that all of its covenants and obligations contained herein are independent of Landlord’s covenants and obligations contained herein.  Tenant shall neither be relieved from the performance of any of its covenants and obligations (including, without limitation, the obligation to pay Rent) nor entitled to terminate the Lease, due to a breach or default by Landlord of any of its obligations covenants or obligations, unless expressly permitted to the contrary by the terms of the Lease.

18.           Mutual Waiver of Subrogation.  Notwithstanding anything to the contrary set forth in the Lease, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by ISO Causes of Loss — Special Form property insurance.  Each party shall also be responsible for the payment of any deductible amounts required to be paid under the applicable ISO Causes of Loss — Special Form fire and casualty insurance carried by the party whose property is damaged.  These waivers shall apply if the damage would have been covered by a customary ISO Causes of Loss — Special Form insurance policy, even if the party fails to obtain such coverage.  The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by ISO Causes of Loss — Special Form insurance.  To further effectuate the provisions of this Section 18, Landlord and Tenant both agree to provide copies of the Lease, as amended by this Amendment (and in particular, these waivers) to their respective insurance carriers and to require such insurance carriers to waive all rights of subrogation against the other party with respect to property damage covered by the applicable ISO Causes of Loss — Special Form fire and casualty insurance policy.

19.           Monument Signage.  Subject to compliance with all applicable laws, ordinances and governmental approvals (the compliance with which, including the procurement of all necessary permits and licenses, is Tenant’s responsibility), Tenant shall have the right to install, at Tenant’s sole cost and expense, a monument sign bearing Tenant’s name (“Tenant’s Monument Signage”) in accordance with the location(s), size, color, design, material, content, lighting and other characteristics reasonably approved in advance, in writing by Landlord.  At Tenant’s sole cost and expense, Tenant shall maintain Tenant’s Monument Signage in good condition, subject to Landlord’s reasonable approval as to Tenant’s maintenance plan and implementation.  Upon either: (i) an event of default, which has not been cured within the applicable cure period, if any; (ii) the expiration or earlier termination of the Lease, (iii) the assignment of the Lease or sublet of the Premises, to any party other than an Affiliate or (iv) the occurrence of an event which causes the rentable square feet leased to Tenant to fall below 95,000 rentable square feet, Landlord shall have the right, but not the obligation, to remove Tenant’s Monument Signage, to repair all injury or damage resulting from such removal, and Tenant shall reimburse Landlord for all actual costs incurred in connection with such removal and repair.  Landlord hereby approves the design of the initial Tenant’s Monument Signage described on Exhibit E attached hereto, and Landlord shall not unreasonably withhold its consent to the proposed size and other characteristics of Tenant’s Monument Signage so long as such proposed signage is substantially similar to other monuments located on the Property.

20.           Exterior Façade Signage.   Subject to compliance with all applicable laws, ordinances and governmental approvals (the compliance with which, including the procurement of all necessary permits and licenses, is Tenant’s responsibility), Tenant shall have the right to install, at Tenant’s sole cost and expense, Tenant’s name on the exterior façade of the  Buildings (“Tenant’s Building Signage”) in accordance with the location(s), size, color, design, material, content, lighting and other characteristics to be reasonably approved by Landlord.  At Tenant’s sole cost and expense, Tenant shall maintain Tenant’s Building Signage in good condition, subject to Landlord’s reasonable approval as to Tenant’s maintenance plan and implementation.  Upon either: (i) an event of default, which has not been cured within the applicable cure period, if any, or; (ii) the expiration or earlier termination of the Lease, Landlord shall have the right, but not the obligation, to remove Tenant’s Building Signage, to repair all injury or damage resulting from such removal, and Tenant shall reimburse Landlord for all actual costs incurred in connection with such removal and repair.  Landlord hereby approves the design of the initial Tenant’s Building Signage described on Exhibit F attached hereto, and Landlord shall not unreasonably withhold its consent to the proposed size and other characteristics of Tenant’s Building Signage so long as such proposed signage is substantially similar to Tenant’s existing signage for the Original Premises.

21.           Use.        Landlord hereby acknowledges and agrees that, subject to the terms of the Lease (including, without limitation, the obligation to comply with all laws and ordinances), Tenant shall be permitted to occupy and use the Premises for the following uses in addition to those uses otherwise permitted by the Lease:  light manufacturing, distribution, and a small animal colony in connection with Tenant’s research and development laboratory.

22.           Restatement.        This Amendment operates to amend and restate the Former Fifth Amendment in its entirety; accordingly, this Amendment supersedes and replaces the Former Fifth Amendment.  The Former Fifth Amendment is hereafter deemed to be of no further force and effect.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals, the day and year first above written.

LANDLORD:

AP-SOUTHEAST REALTY, LP, A Delaware limited partnership

By: AP-SOUTHEAST GP

By:	/s/ WILLIAM F. FUSEMAN III
Print Name:	William F. Fuseman III
Title:	Senior Vice President

TENANT:

IMMUCOR, INC., a Georgia corporation

By:	/s/ RALPH A. EATZ
Print Name:	Ralph A. Eatz
Title:	Senior Vice President

Exhibit A

[ATTACH FLOOR PLAN FOR EXPANSION SPACE]

Exhibit B

TENANT IMPROVEMENTS

1.             The following terms shall have the following definitions:  (a) “Plans” shall mean a permit set (final construction drawings) of plans and specifications for the improvements to the Premises desired by Tenant and shall include the following:  fully dimensioned architectural plan; electric/telephone outlet diagram; reflective ceiling plan with light switches; mechanical plan; furniture plan; electrical power circuitry diagram; plumbing plans; all color and finish selections; all special equipment and fixture specifications; and fire sprinkler design drawings; (b) “Tenant Improvements” shall mean all of the work described in the Plans and any extra work or changes performed under revisions to the Plans; and (c) “Work Cost” shall mean the aggregate of (i) engineering and architectural fees for the Plans and the Tenant Improvements, plus (ii) filing fees and permit costs incurred for the Tenant Improvements, plus (iii) all costs of demolition of any existing improvements in the Premises, plus (iv) the actual cost of all labor and materials furnished in connection with the Tenant Improvements, including all costs associated with extra work or change orders, (v) the cost of wiring and cabling for the Premises, plus (vi) 3% of the tenant improvement allowance, representing Landlord’s fee for overhead and supervision.

2.             If and for as long as Tenant is not in default under the Lease beyond any applicable grace period, Tenant shall be entitled to a fixed price tenant improvement allowance in the amount of $1,448,594.00 (i.e. $12.50 per rentable square foot of the Original Premises and $15.00 per rentable square foot of the Expansion Space). In the event of such default under the Lease which is not cured by Tenant within the applicable grace period, Tenant shall pay to Landlord the Work Cost within five (5) days of receipt of a notice from Landlord as to the amount.  The tenant improvement allowance shall be applied to the Work Cost.  Tenant shall pay the entire amount of the Work Cost which is in excess of the allowance.  If the entire tenant improvement allowance is not exhausted to pay the Work Cost (when Landlord reasonably determines that the entire Work Cost has been fully paid), any unused portion of the tenant improvement allowance (not to exceed the amount of $543,185.00, i.e. $5.00 per rentable square foot of the Premises) (the “Allowance Credit”) may be applied as a credit towards future tenant improvements within the Premises during the first thirty-six (36) months during the Extended Term, until exhausted, payable upon the same terms and conditions as the initial tenant improvement allowance provided herein.  If the amount of the tenant improvement allowance that is not used for Work Cost exceeds $543,185.00, Tenant will have no rights whatsoever to such excess amount.  Other than the Allowance Credit, The improvement allowance set forth herein shall be available to Tenant only for application to Work Cost attributable to Tenant Improvements performed by Tenant pursuant to this Exhibit B on or before the date which is one hundred eighty (180) days after the Expansion Effective Date.

3.             Tenant shall deliver to Landlord preliminary space plans, prepared by Gensler, (“Preliminary Plans”) showing the improvements Tenant desires to construct in the Expansion Space (and, to the extent applicable, in the Original Premises).  Landlord will cooperate fully with Tenant and Ginzler and Associates, Tenant’s architect and the Building engineer to facilitate the preparation of the Plans, which Tenant will cause it architect and the Building engineer to prepare and which shall be consistent with the Preliminary Plans.  Landlord will respond promptly to any requests for information submitted by Tenant and Tenant’s architect and the Building engineer. Upon request by Tenant, Landlord will meet promptly with Tenant’s architect and the Building engineer to review and discuss the Plans. Promptly following the completion of the Plans, Tenant shall cause the Plans to be delivered to Landlord for Landlord’s written approval.  Landlord’s approval of the Plans shall not be unreasonably withheld, except for any elements of the Tenant Improvements which may affect the Building’s structure or systems, in which event Landlord may withhold its approval in its sole discretion.  Landlord must notify Tenant of its approval or disapproval of the Plans within ten (10) days of Tenant’s delivery thereof to Landlord. Landlord’s failure to respond to the Plans submitted by Tenant for Landlord’s approval within such ten (10) day period shall be deemed to be Landlord’s approval of such Plans.  The Plans shall be prepared by the Tenant’s architect, except for the electrical and mechanical plans, which shall be prepared by the approved Building licensed professional engineer, Leapley Construction Group of Atlanta, LLC.  Both the architect and Building engineer will be employed by Tenant pursuant to written contracts between Tenant and each of them.  The Plans shall comply with all applicable laws, ordinances, directives, rules, regulations, and other requirements imposed by any and all governmental authorities having or asserting jurisdiction over the Premises.

4.             If Landlord validly disapproves any portion of the Plans, Tenant shall cause the Plans to be revised and resubmitted to Landlord as soon as possible and Landlord shall have three (3) business days to review and notify Tenant of Landlord’s approval or disapproval of the revised Plans, which approval shall not be unreasonably withheld based on the same standards set forth above.  Any approval by Landlord of any similar plans and specifications for any other Alterations or the supervision by Landlord of any work performed on behalf of Tenant shall not:  (a) imply Landlord’s approval of the quality of design or fitness of any material or device used; (b) imply that the Plans are in compliance with any codes or other requirements of governmental authority; (c) impose any liability on Landlord to Tenant or any third party; or (d) serve as a waiver or forfeiture of any right of Landlord.  Landlord hereby approves those plans prepared by Gensler & Associates dated January 19, 2004 with respect to 6459 rentable square feet located at 7000 Gateway Drive.  Landlord further agrees not to unreasonably withhold, condition or delay its approval as to any Plans presented by Tenant for the Expansion Space which provide for the installation of substantially similar improvements as were installed by Tenant and approved by Landlord for the Original Premises.

5.             Tenant shall select a general contractor to perform the Tenant Improvements and shall enter into a contract with such general contractor, subject to Landlord’s prior written approval of such Contractor, which approval shall not be unreasonably withheld or delayed, for the construction of the Tenant Improvements.

6.             Tenant shall perform the Tenant Improvements in a good and workmanlike manner, using Building Standard materials.  Other than as set forth in this Work Letter or in the Amendment to which this Work Letter is attached, (a) Landlord has made no representation or promise as to the condition of the Premises, (b) Tenant has inspected the Premises and is fully familiar with the physical condition of the Premises, and shall accept the Premises in its then existing “as is,” “where is” condition, (c)  Landlord shall not perform any work and shall not perform any work as to any portions of the Premises, (d) Landlord has made no warranty, express or implied, or representation as to fitness or suitability, and (e) Landlord will not be liable for any latent or patent defect in the Premises.

7.             Tenant shall have the right to request changes from time to time in the Plans if approved by Landlord, which approval shall not be unreasonably withheld so long as Tenant pay all increases in the Work Cost (subject to Landlord providing the tenant improvement allowance)

8.             Tenant shall perform all work not shown on the Plans.

9.             The tenant improvement allowance shall be paid within twenty-one days after all of the following events have occurred:  (a) the Tenant Improvements have been Substantially Completed; (b) Tenant has delivered to Landlord final releases of lien from Tenant’s general contractor and all subcontractors and material suppliers and a final contractor’s affidavit from the general contractor in accordance with the laws of the State where the Premises are located, and in a form and substance reasonably acceptable to Landlord; (c) Tenant has moved into the Expansion Space and opened for business in the Expansion Space; and (d) Tenant has paid the Rent due for the first month of the demised term with respect to the Expansion Space.  Tenant shall provide Landlord with true copies of bills paid by Tenant for the Tenant Improvements, and Landlord shall reimburse Tenant for the amount set forth in the bills up to the amount of the tenant improvement allowance.  At Landlord’s option, the tenant improvement allowance or any portion of it may be paid by Landlord directly to the general contractor, subcontractor or material supplier performing the Tenant Improvements who notifies Landlord that it has not been paid.  If Tenant is in default under this Lease beyond any applicable notice and cure period, Landlord may, in addition to all its other available rights and remedies, withhold payment of any unpaid portion of the tenant improvement allowance.  If Tenant makes an appropriate request, prior to the expiration of such one hundred eighty (180) day period as provided in Section 2 above, for disbursement of the tenant improvement allowance and has satisfied the requirements of items (a) — (d) above, Landlord will be obligated to make the disbursement of the requested portion of the tenant improvement allowance even though Landlord’s twenty-one (21) day period to make the disbursement occurs more than one hundred eighty days after the Expansion Effective Date.

This exhibit shall only apply to the Expansion Space and the Original Premises and shall not apply to any additional space added to the Original Premises or Expansion Space at any time after the date of this Amendment, whether under any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the Extended Term, whether under any options under the Lease or otherwise, unless expressly so provided in the Lease or an amendment to the Lease.

Exhibit C

[attach list of superior rights to Offer Space]

none

Exhibit D

[attach description of Parking Areas]